Exhibit 99.1

FinTech Acquisition Corp. Announces Postponement of Special Meeting of Stockholders

Philadelphia, PA, July 25, 2016 – FinTech Acquisition Corp. (NASDAQ:FNTC) (“FinTech”) today announced that it has postponed its special meeting of FinTech stockholders (the “Special Meeting”) relating to its proposed acquisition of FTS Holding Corporation (“CardConnect”) pursuant to the merger (the “Merger”) of CardConnect with and into FinTech Merger Sub, Inc., a wholly-owned subsidiary of FinTech (“Merger Sub”). The Special Meeting will take place at 11:00 a.m., Eastern Time, on July 28, 2016 at the offices of FinTech Acquisition Corp., 712 Fifth Avenue, 8th Floor, New York, New York 10019.

At the Special Meeting, holders of FinTech’s common stock will be asked to approve and adopt the previously announced Agreement and Plan of Merger, dated as of March 7, 2016, as amended June 24, 2016 (the “Merger Agreement”), by and among FinTech, Merger Sub and CardConnect, including the proposed Merger, and such other proposals as disclosed in the definitive proxy statement/prospectus relating to the Special Meeting, when available. In connection with the change of date of the Special Meeting, the deadline for delivery of public shares in connection with the redemption rights held by FinTech’s stockholders is 5:00 p.m., Eastern Time on July 26, 2016.

If the Merger is approved by FinTech stockholders, FinTech anticipates consummating the Merger shortly after the Special Meeting subject to the satisfaction or waiver (as applicable) of all other closing conditions under the Merger Agreement.

About FinTech Acquisition Corp.

FinTech is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. In February 2015, FinTech consummated a $100 million initial public offering of 10 million units, each unit consisting of one share of common stock and one redeemable common stock purchase warrant, at a price of $10.00 per unit. Simultaneously, FinTech consummated the sale of 300,000 units at a price of $10.00 per unit in a private placement that generated gross proceeds of $3,000,000. FinTech’s securities are quoted on the NASDAQ stock exchange under the ticker symbols FNTC, FNTCW and FNTCU.

Additional Information about the Merger and Where to Find It

In connection with the proposed Merger and the solicitation of proxies for the Special Meeting, FinTech has filed with the Securities and Exchange Commission (“SEC”) registration statements on Form S-4 (SEC File Nos. 333-211139 and 333-212484) (together, the “Registration Statement”) and mailed to its stockholders a definitive proxy statement/prospectus. This press release does not contain all the information that should be considered concerning the Merger. It is not intended to provide the basis for any investment decision or any other decision in respect of the proposed Merger. FinTech stockholders and other interested persons are advised to read the Registration Statement, as amended, and the definitive proxy statement/prospectus, which are available along with other documents filed by FinTech with the SEC, without charge, at the SEC's Internet site at http://www.sec.gov, or by directing a request to: FinTech Acquisition Corp., 712 Fifth Avenue, 8th Floor, New York, New York 10019, attention: James J. McEntee, III, telephone 212.506.3815.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements concerning the timing of the Merger and the Special Meeting. These statements are based on FinTech’s or CardConnect’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of FinTech’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of FinTech or other conditions to closing in the Merger Agreement; and (3) the ability of the post-Merger public entity to meet NASDAQ’s listing standards following the Merger. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in FinTech’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov., and are also provided in the Registration Statement and in FinTech’s definitive proxy statement/prospectus. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and FinTech and CardConnect undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Participants in the Solicitation

FinTech and its directors and officers may be deemed participants in the solicitation of proxies to FinTech’s stockholders with respect to the Merger and related transactions. Information regarding FinTech’s directors and officers is available in FinTech’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015, which has been filed with the SEC. Additional information is also contained in FinTech’s definitive proxy statement/prospectus relating to the proposed Merger.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact Information

James J. McEntee, III

712 Fifth Avenue, 8th Floor

New York, New York 10019

Telephone: 212.506.3815